EXHIBIT 10.9
Compensation Arrangements with Patrick G. Blanchard
     Georgia-Carolina Bancshares, Inc. (“Company”) has a written employment agreement with Patrick G. Blanchard, President and Chief Executive Officer of the Company. The Employment Agreement is filed as Exhibit 10.1 to this Annual Report on Form 10-K for the year ended December 31, 2006. Mr. Blanchard’s current (2007) annual salary is $175,000 and Mr. Blanchard is eligible for an annual incentive award under First Bank of Georgia’s Annual Incentive Plan, pursuant to which he received $25,316 in 2006. See Exhibit 10.8 of this Annual Report on Form 10-K for the year ended December 31, 2006 for a description of the Annual Incentive Plan. Mr. Blanchard’s Employment Agreement entitles him to certain payments following a change in control of the Company. Mr. Blanchard is eligible for stock option grants under the Company’s option plans as determined from time to time by the Board of Directors of the Company. In addition, Mr. Blanchard participates in the Bank’s medical, dental, life and disability insurance plans and he may participate in the Company’s 401(k) plan. Mr. Blanchard also receives the following perquisites: payment of private and civic club membership dues, provision of an automobile and an automobile allowance. The aggregate value of these perquisites in 2006 was less than $10,000.